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                                                                    Exhibit 99.1

                         TERAYON ANNOUNCES RESTRUCTURING

Santa Clara, California - March 14, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading supplier of broadband solutions, today announced a worldwide restructuring designed to reduce its operating costs, improve efficiencies and re-align resources to focus on its core product offerings for the world's leading cable operators. Measures implemented include a reduction in force of approximately 100 employees, or 20 percent of the workforce, and the closure of certain remote facilities. Terayon anticipates realizing approximately $12 million to $15 million in annualized savings from these actions, combined with related operational savings including curtailment of certain program and discretionary expenses. The company expects to record total charges in the range of approximately $4 million to $5 million associated with the realignment and the writedown of certain related assets in the quarter ending March 31, 2003.

"We are committed to achieving profitability and are taking the necessary steps to facilitate reaching this key milestone," said Zaki Rakib, Terayon's CEO. "We have identified areas of our operations to streamline and consolidate, while retaining the key resources to deliver upon the commitments we have made to our customers and to continue investing strategically for the future. We are encouraged by the strong interest customers are showing in Terayon's data, video and voice product lines and are looking to generate positive momentum in the coming quarters."

ABOUT TERAYON

      Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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"Safe Harbor" Statements under the Private Securities Litigation Reform Act of
1995: Except for the historical information contained herein, this news release contains forward-
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looking statements, estimates, and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to reduce its operating expenses; Terayon's ability to improve its efficiencies; Terayon's ability to re-align its resources; Terayon's ability to recognize annualized savings from its restructuring activities; Terayon's ability to develop and bring to market new products; the acceptance of Terayon's new products in the market; Terayon's ability to gain new business; the expansion of operations by Terayon's customers; the deployment of Terayon's products in specific markets and Terayon's ability to lower and align its operating expenses with market conditions, as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon, the Terayon logo, TeraPro, TeraLink, and TeraComm are registered trademarks of Terayon Communication Systems, Inc. TeraView and CherryPicker are trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.